UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Vistance Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2601 Telecom Parkway Richardson, TX 75082, United States
(Addresses of principal executive offices)

Kyle Lorentzen

Executive Vice President and Chief Financial Officer

972-952-9700

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), Vistance Networks, Inc. has filed this Specialized Disclosure Report (“Form SD”) and Conflict Minerals Report for the calendar year ended December 31, 2025. Both reports are publicly available at https://webresources.vistancenetworks.com/download/assets/2024+Form+SD+and+Conflict+Minerals+Report/8eb217b0f75d11f0b2beee27a73045ce

Item 1.02 Exhibit

A copy of our Conflict Minerals Report for the year ended December 31, 2025 is filed as Exhibit 1.01 hereto.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VISTANCE NETWORKS, INC.

Date:	May 15, 2026	By:	/s/ Kyle D. Lorentzen
Kyle D. Lorentzen
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report for the Calendar Year ended December 31, 2025.